Exhibit 10.10

SHAREHOLDERS’ AGREEMENT

by and among

FH HOLDING, INC.

and

ITS SHAREHOLDERS

Dated as of August 17, 2009

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is dated as of August 17, 2009, by and among FH Holding, Inc., a Delaware corporation (the “Company”), the Shareholders listed on Schedule A attached hereto and such other Shareholders who may become parties hereto from time to time after the date hereof. The parties to this Agreement are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

A. Each of the Shareholders is the record owner of that number of Shares set forth alongside its name on Schedule A hereto.

B. The Shareholders and the Company wish to enter into this Agreement to provide for certain rules regarding the ownership and transfer of Shares, the governance of the Company’s affairs and certain other matters provided herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement, including the recitals, except as otherwise expressly provided or unless the context otherwise requires:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person with the terms “control” and “controlled” meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

“Board” means the board of directors of the Company, as constituted from time to time.

“Business Day” means a day that is not a Saturday or a Sunday or any other day on which banks in Phoenix, Arizona or New York, New York are required or permitted by law to close.

“Call Right” has the meaning set forth in Section 7.3.

“Cavco” means Cavco Industries, Inc., a Delaware corporation.

“Charter Documents” means the certificate of incorporation and bylaws of the Company, as amended and in effect from time to time.

“Company Offer” has the meaning set forth in Section 4.1.

“Company Security” means any Share or any option, warrant, right or other security or instrument (including any debt instrument, derivatives, participation rights or similar instruments) convertible into or exchangeable for Shares.

“Director” means a member of the Board.

“Drag-Along Notice” has the meaning set forth in Section 6.2.

“Exchange Act” means the Shares Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any Share, the fair market value of the Company, taken as a whole, multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the total number of outstanding Shares at the time such calculation is made. For purposes of this calculation, the fair market value of the Company shall be determined by the formula set forth on Schedule B attached hereto.

“Fleetwood Homes Transaction” means the Company’s purchase on the date hereof, of the business and related assets of the Fleetwood Homes division of Fleetwood Enterprises, Inc. and its affiliates.

“GAAP” means Generally Accepted Accounting Principles in the United States of America.

“Management Agreement” means that certain Management Agreement dated concurrently herewith by and between the Company and Cavco.

“Offered Shares” has the meaning set forth in Section 5.2.

“Offeree” has the meaning set forth in Section 5.2.

“Offeror” has the meaning set forth in Section 5.2.

“Person” means any individual, corporation, limited liability company, partnership (general or limited), syndicate, joint venture, society, association, trust, unincorporated organization or governmental authority, or any trustee, executor, administrator or other legal representative thereof.

“Purchaser” has the meaning set forth in Section 6.1.

“Put Right” has the meaning set forth in Section 7.2.

“Qualified IPO” has the meaning set forth in Section 2.2(c).

“Remaining Shareholder” has the meaning set forth in Section 6.1.

“Restricted Business” means any business in which Cavco (including any of its subsidiaries) or the Company is engaged as of the date of this Agreement.

“Restricted Competitor” means any Person other than the Parties that (i) directly or indirectly, engages in the Restricted Business anywhere in North America, (ii) is an Affiliate of a Person that, directly or indirectly, engages in the Restricted Business, or (iii) owns any stock, partnership or other equity interest in a Person that, directly or indirectly, engages in the Restricted Business, other than ownership of less than five percent (5%) of the outstanding common equity of any company whose common equity is listed or quoted for trading on any U.S. national or recognized international stock exchange or automated dealer quotation system and where such ownership does not entail any board of directors representation or management role for such owner with respect to such company. Notwithstanding the foregoing, no Person shall be deemed to be a Restricted Competitor unless, at the time of any transaction contemplated by Section 3.11(b)(iii), any Company Offer pursuant to Section 4.5 or any Transfer Offer made pursuant to Section 5.5, (x) such Person’s business involves the production or sale of manufactured housing (including manufactured homes, mobile homes, park trailers, storage sheds and garages), and (y) Cavco (including any of its subsidiaries) or the Company derives more than ten percent (10%) of its aggregate gross revenue from a business that is substantially the same as such Person’s business.

“SEC” means the United States Shares and Exchange Commission and any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selling Shareholder” has the meaning set forth in Section 6.1.

“Shareholder” means, at any given time, any record holder of any number of Company Shares that is a party to this Agreement.

“Share” means, at any given time, any issued and outstanding share in the capital stock of the Company.

“Tag-Along Demand” has the meaning set forth in Section 6.1(a).

“Tag-Along Notice” has the meaning set forth in Section 6.1.

“TAVF” means Third Avenue Trust, a Delaware business trust, on behalf of Third Avenue Value Fund.

“Third Party” means any Person that is not the Company or a Shareholder or an Affiliate of the Company or a Shareholder.

“Transfer Offer” has the meaning set forth in Section 5.2.

“Transfer Offer Date” has the meaning set forth in Section 5.2(d).

“Triggering Period” has the meaning set forth in Section 7.1.

“Valuator” has the meaning set forth in Section 7.2(b).

1.2 Precedence of Interpretation. In the event of a conflict between the provisions of this Agreement and any of the Company’s bylaws or any other agreement to which the Company and any Shareholder is or becomes a party, the provisions of this Agreement shall prevail and govern to the extent permitted by applicable law, and, if applicable, the Shareholders shall forthwith undertake all necessary proceedings and vote their respective Shares to amend the Charter Documents of the Company (as applicable) to resolve any conflict between the provisions of this Agreement and the Charter Documents in favor of the provisions of this Agreement to the extent permitted by applicable law.

ARTICLE 2

TERM OF AGREEMENT

2.1 Effective Date. This Agreement shall come into force on the date hereof and shall continue in force and be binding upon each Shareholder and the Company until the occurrence of any of the events described in Section 2.2.

2.2 Termination. Unless otherwise agreed in writing by the Shareholders and the Company, this Agreement shall terminate in its entirety and be of no further force or effect upon the first to occur of the following events:

(a) if Cavco and TAVF agree in writing to terminate this Agreement;

(b) upon the first date on which a single Shareholder owns of record all of the outstanding Shares; or

(c) upon the effectiveness of an underwritten initial public offering of the Company’s Shares on a U.S. national stock exchange or automated dealer quotation system at a price of not less than $10.00 per share, for aggregate gross proceeds of at least $100,000,000 (“Qualified IPO”).

ARTICLE 3

CONDUCT OF THE AFFAIRS OF THE COMPANY

3.1 Representations and Warranties of the Shareholders. Each Shareholder hereby, severally, and not jointly, represents and warrants to the Company and each other Shareholder that, as of the date of such Shareholder’s execution and delivery of this Agreement or any agreement referred to in Section 9.2 pursuant to which such Shareholder becomes a Party hereto:

(a) such Shareholder (i) if it is not a natural Person, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all corporate, limited liability company or other equivalent requisite power and authority, or (ii) if he/she is a natural Person, has the legal capacity, to execute, deliver and perform its obligations under this Agreement;

(b) if such Shareholder is not a natural Person, the execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder have been duly authorized by all necessary corporate, limited liability company or other equivalent action required under its governing instruments or applicable law, and no other action on the part of such Shareholder is necessary to authorize this Agreement or consummate any of the transactions contemplated hereby;

(c) this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies; and

(d) neither the execution and delivery by such Shareholder of this Agreement nor the performance by such Shareholder of its obligations hereunder shall (i) if such Shareholder is not a natural Person, violate any provision of such Shareholder’s governing instruments or any resolution adopted by such Shareholder’s directors, members, shareholders or other equivalent Persons exercising control over such Shareholder’s governance, (iii) violate any applicable law or court or arbitrator’s order, (iv) violate, or give any Third Party a right to declare a default under, any contract or agreement (written or oral) to which such Shareholder is party, or (v) require any consent, authorization or approval of any Third Party that has not been obtained prior to such Shareholder becoming a Shareholder.

3.2 Initial Size and Composition of Board. Except as otherwise permitted by this Agreement, the Shareholders covenant and agree at all times during the term of this Agreement to vote their Shares to elect and maintain a Board comprised of three (3) Directors or such greater odd number of Directors as Cavco and TAVF may agree, as such Directors are nominated by Cavco and TAVF. So long as Cavco holds at least forty percent (40%) of the Shares, Cavco shall have the right to nominate that number of Directors necessary to constitute a majority of the Board, and so long as TAVF holds at least twenty percent (20%) of the Shares, TAVF shall have the right to nominate any remaining Directors. If, at any time, Cavco owns less than forty percent (40%) of the Shares and TAVF owns a number of Shares greater than the number of Shares owned by Cavco, TAVF (so long as TAVF owns at least twenty percent (20%) of the Shares) shall have the right to nominate that number of Directors necessary to constitute a majority of the Board, and Cavco (so long as Cavco owns at least twenty percent (20%) of the Shares) shall have the right to nominate any remaining Directors. The initial Board shall consist of three (3) Directors, comprised of two (2) nominees of Cavco and one (1) nominee of TAVF. One Director shall also serve as Chairman of the Board, which position shall be held by a Director nominee of Cavco. Unless otherwise expressly approved by both Cavco and TAVF, and except as provided in Section 3.3 or 3.4, (i) the Company shall not, and no Shareholder shall cause the Company to, undertake any change in the size or constitution of the Board from that provided for in this Agreement or take any action that would derogate from the rights to nominate and elect Directors as set out in this Agreement, and (ii) as long as Cavco or TAVF owns at least twenty percent (20%) of the Shares, at least one Director nominated by such Shareholder shall be a member of any committee of the Board established pursuant to Section 3.9(n).

3.3 Filling of Vacancy on Board. If for any reason a vacancy occurs on the Board, to the extent that such Shareholder is still entitled to nominate Directors pursuant to Section 3.2, such vacancy shall be filled by an individual nominated by the Shareholder whose former nominee ceased to be a Director and thereby caused such vacancy in which event the Shareholders shall, at the time that such individual is nominated and at the next meeting of Shareholders at which Directors are elected, vote their Shares to elect such individual as a Director. The Board shall not hold any meetings or take any action for a period of seven (7) days following any vacancy in the Board or for such shorter period as is needed to fill that vacancy. In order to secure each Shareholder’s right to nominate Directors to the Board in accordance with Section 3.2 and this Section 3.3, (i) Cavco hereby appoints TAVF as its true and lawful proxy and attorney-in-fact, with full power of substitution, solely to vote all of its Shares for the Director nominees of TAVF in accordance with Section 3.2 and this Section 3.3, and (ii) TAVF hereby appoints Cavco as its true and lawful proxy and attorney-in-fact, with full power of substitution, solely to vote all of its Shares for the Director nominees of Cavco in accordance with Section 3.2 and this Section 3.3. The proxies and powers granted by each Shareholder pursuant to this Section 3.3 are coupled with an interest and shall be irrevocable until the termination of this Agreement in accordance with its terms.

3.4 Removal of Directors. Each Shareholder may, at any time and from time to time, remove any of its nominated Director(s) from the Board and fill the resulting vacancy created by such removal pursuant to Section 3.3 and this Section 3.4. If a Shareholder wishes to remove a Director that it nominated to the Board and such Director does not resign, the Shareholders shall, upon the request of the Shareholder desiring such removal, vote their respective Shares to cause such Director’s removal.

3.5 Votes of Directors. Subject to the provisions of Section 3.8, at any meeting of the Board, a resolution shall not be considered to be passed or effective unless it is voted in favor of by the majority of the Directors present at the meeting and entitled to vote on the matter. Any resolution to be consented to in writing by the Directors in lieu of being passed by resolution at a meeting of the Board must be adopted by the unanimous written consent of all of the Directors entitled to vote on such matter.

3.6 Frequency of Board Meetings. Meetings of the Board shall be held at least once every six (6) months, unless other timing is agreed to by Cavco and TAVF. Meetings of the Board shall be called in accordance with the Company’s Bylaws.

3.7 Location of Board Meetings. Unless otherwise determined by unanimous resolution of the Board, all meetings of the Board shall be held in the greater Phoenix, Arizona metropolitan area. Any Board meeting may be held in person or by teleconference or videoconference provided that all participating Directors can simultaneously hear and communicate with each other.

3.8 Quorum for Board Meetings. A majority of the total number of Directors then in office shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board, provided that as long as TAVF or Cavco has one or more nominated Directors serving on the Board, a quorum shall not exist unless at least one such Director nominated by such Shareholder is present (whether in person or by teleconference or videoconference) at such meeting. If a quorum for a meeting of the Board is not found to exist due to a TAVF or Cavco nominee Director not being present at such meeting, then such meeting shall be adjourned and rescheduled, the location, date and time of which rescheduled meeting may be determined by the Directors attending such adjourned meeting prior to such adjournment, provided that the timing of such rescheduled meeting shall permit sufficient notice thereof to be delivered to all Directors in accordance with the Company’s bylaws, but in any event not less than twenty-four (24) hours prior notice. If two (2) or more consecutive meetings of the Board (including any rescheduled meeting in respect of a meeting adjourned pursuant to this Section 3.8) are adjourned pursuant to this Section 3.8 due exclusively to the absence of any Director nominee of the same Shareholder, then, notwithstanding the provisions of this Section 3.8, if at the next rescheduled consecutive meeting of the Board, a majority of the total number of Directors then in office is found to be present (whether in person or by teleconference or videoconference), but again there is not present at such meeting (whether in person or by teleconference or videoconference) a Director nominee of such Shareholder, and provided that at least twenty-one (21) days have elapsed since the first of such consecutive Board meetings, then a quorum for the conduct of business at such rescheduled Board meeting shall nevertheless be found to exist.

3.9 Unanimous Board Approval of Fundamental Actions. In addition to any other requirement imposed by applicable law or by the Company’s Charter Documents, for any of the following actions to be taken by the Company, (i) so long as TAVF owns of record at least one-third (1/3) of the outstanding Shares, approval of TAVF’s nominated member(s) of the Company’s Board shall be required, and (ii) so long as Cavco owns of record at least one-third (1/3) of the outstanding Shares, approval of Cavco’s nominated member(s) of the Company’s Board shall be required; provided, however, that TAVF or Cavco (as applicable) must own of record at least fifty percent (50%) of the outstanding Shares for the action contemplated by paragraph (d) below to be subject to the approval of such Shareholder’s nominated members of the Company’s Board:

(a) an amendment to the Company’s Charter Documents (whether by merger, consolidation or otherwise), other than an amendment required in order to comply with applicable law;

(b) a merger or consolidation of the Company with any other entity, or other form of reorganization involving the Company and any other entity;

(c) any recapitalization, stock split or combination, stock dividend or similar restructuring, including the creation and issuance of any new classes or series of Shares or any options, warrants or rights convertible into or exercisable or exchangeable for any Shares;

(d) the issuance of any additional Company Securities to any Person;

(e) any sale of all or substantially all of the assets of the Company in one or a series of transactions;

(f) the entry into any borrowing, guaranty or indemnity obligation in an amount over $3 million in the aggregate in one transaction or a series of related transactions;

(g) the making of capital expenditures having a value of more than $500,000 per project or $3.5 million in the aggregate in any fiscal year;

(h) the entry into any joint venture or similar investment with any other person or entity;

(i) the entry into any line of business that is not consistent with the Company’s purpose;

(j) the entry by the Company into any related-party transaction with a Shareholder or Affiliate thereof, other than as contemplated in this Agreement or the Management Agreement;

(k) any amendment to the Management Agreement, and, except as set forth in the Management Agreement, the entry into a new management agreement for the provision of corporate and/or general business management services by any Person (including any Shareholder or Affiliate thereof) to the Company;

(l) any future issuance of dividends;

(m) the bankruptcy, dissolution, liquidation or winding up of the Company;

(n) the creation, the composition and/or the determination of the scope of powers of any committee or sub-committee of the Board; and

(o) the fixing of any salary or other compensation to be paid by the Company to any officer of the Company.

3.10 Dividend Policy. Subject to Section 3.9(l), the declaration and issuance of any dividend by the Company shall be subject to Board determination and approval.

3.11 Cavco Business Opportunities.

(a) TAVF acknowledges that, prior to the formation of the Company, Cavco operated, and Cavco continues to operate independently of the Company, a national manufactured and park model homes business (the “Independent Cavco Business”) which will compete with the Company’s business. TAVF further acknowledges and agrees that, subject to Cavco’s compliance with its covenants and obligations under this Agreement and the Management Agreement, (i) Cavco’s continued conduct of the Independent Cavco Business shall not violate any right of TAVF or the Company or any obligation (including any fiduciary obligation) of Cavco to TAVF or the Company, (ii) Cavco shall have no obligation to disclose or offer to the Company or TAVF any business opportunity that presents itself to Cavco independently of the Company (including any opportunity for the production and sale of Cavco goods or services that presents itself in the ordinary course conduct of the Independent Cavco Business or any opportunity for Cavco to participate in a business acquisition, sale, merger, joint venture or other transaction), and that Cavco may pursue any such business opportunity in its sole discretion, independently of the Company and TAVF.

(b) Cavco hereby covenants that, as long as both Cavco and TAVF (including in each case any Affiliate thereof) are Shareholders, Cavco shall not, directly or indirectly, without TAVF’s prior written approval:

(i) divert to the Independent Cavco Business any Third Party customer or supplier of the Company, including any prospective customer or supplier that initially contacted the Company or which the Company solicited for the purchase or sale of goods or services. In addition, Cavco shall not, directly or indirectly, solicit or entice away or in any manner attempt to persuade any customer, or prospective customer, of the Company (A) to discontinue or diminish its relationship or prospective relationship with the Company or (B) to otherwise provide its business to the Independent Cavco Business. Notwithstanding the foregoing, such covenant shall not prohibit Cavco or any Affiliate thereof from (x) conducting broad marketing and sales activities with respect to the Independent Cavco Business, including through print, television, radio, internet, dealer or person-to-person marketing activities, that are for broad public consumption and not specifically directed at customers of the Company as an identified group, (y) conducting the Independent Cavco Business with any Person that, of its own volition, solicits business dealings with Cavco or any of its Affiliates (whether or not such Person has historically conducted or is simultaneously conducting business with the Company), or (z) conducting the Independent Cavco Business with any Person that was a customer or supplier of the Independent Cavco Business prior to the date of this Agreement;

(ii) solicit, recruit, induce, entice, influence, or encourage any employee of the Company, to leave the Company or become hired or engaged by another firm or entity; provided, however, that nothing shall prevent Cavco from hiring any such person as the result of a general solicitation of employment through non-targeted employment advertisements or who voluntarily and without solicitation from Cavco requests employment by Cavco; or

(iii) acquire a financial interest in, manage, operate, render financial or other assistance to or otherwise become involved as a partner, shareholder, member, officer, director, principal, agent, trustee, consultant or investor or otherwise with any Restricted Competitor (other than the Independent Cavco Business).

(c) The covenants contained in Section 3.8(b) shall apply to any business acquired by the Company in the Fleetwood Homes Transaction.

ARTICLE 4

PRE-EMPTIVE RIGHTS

4.1 Company Offering. Subject to Section 4.7, each allotment, offering or issuance by the Company of any Company Security, including any resale by the Company of any Company Security previously redeemed or repurchased by the Company and held in treasury, shall, before being offered to any Third Party, be offered for sale by the Company to TAVF and Cavco (a “Company Offer”), pro rata on the basis of the number of Shares held by each such Shareholder as of the date of the Company Offer, and otherwise in accordance with this Article 4.

4.2 Notice. Each Company Offer shall be made by written notice to each of TAVF and Cavco specifying the number and type of Company Securities offered, the price at which they are being offered (which price, if there is more than one type of Company Security being offered, shall be broken down to reflect its allocation among the different Company Securities), the anticipated time of closing and the time for acceptance by TAVF or Cavco, which shall not be less than thirty (30) days unless the Board unanimously determines in respect of a particular financing proposal or plan (acting reasonably) that it is in the Company’s best interest to require a shorter time for acceptance.

4.3 Initial Acceptance of Company Securities. TAVF or Cavco may, by written notice delivered to the Secretary of the Company, within the time prescribed in Section 4.2, in whole or in part, accept the Company Offer, pro rata on the basis of the number of Shares held by each of them as of the date of the Company Offer, and in doing so, TAVF or Cavco, as applicable, may specify any additional portion of the Company Offer that each may be prepared to purchase if the other does not accept the full amount of its proportionate share of the Company Offer within the prescribed time. Any acceptance notice delivered pursuant to this Section 4.3 shall be irrevocable. If an acceptance notice is not delivered within the prescribed time, such failure shall be deemed to be a rejection of the Company Offer.

4.4 Additional Acceptance of Company Securities. If either TAVF or Cavco does not accept the full amount of its proportionate share of the Company Offer within the time prescribed in Section 4.2 or is deemed to have rejected such offer by virtue of failing to give any notice of acceptance or rejection within such time period, the Shareholder that accepted the Company Offer within such time period and specified an additional portion of the Company Offer that such Shareholder is prepared to purchase shall be deemed to have accepted such additional portion, in such manner that no such Shareholder is allocated more Company Securities than the number it has agreed to purchase.

4.5 Sales to Other Persons. After the expiration of the time for acceptance of the Company Offer or upon written confirmation from both TAVF and Cavco that they reject the Company Offer, the Company may, for up to one hundred and eighty (180) days thereafter, offer the Company Securities included in the Company Offer and not accepted by TAVF or Cavco to those Persons and in such manner the Company deems most beneficial; provided, however, that:

(a) such offer shall not be at a price less than or on terms more favorable to such other Persons than the Company Offer to TAVF and Cavco;

(b) so long as Cavco owns at least twenty-five percent (25%) of the Shares, such offer may not be made to any Restricted Competitor without Cavco’s prior written consent (which Cavco may give or withhold in its sole discretion); and

(c) to the extent that any such Person is not a Shareholder, any sale of such Company Securities to such Person shall be subject to the provisions of Section 9.2.

4.6 Expiration. Upon the expiration of the one hundred and eighty (180)-day period referred to in Section 4.5, the provisions of this Article 4 shall again become applicable to any offering by the Company of Company Securities.

4.7 Exceptions to Company Offer Requirement. The foregoing provisions of this Article 4 shall not apply to any issuance by the Company of Company Securities:

(a) as part of Qualified IPO;

(b) upon the conversion or exchange of any Company Securities previously issued in accordance with the provisions of the Company’s Charter Documents and this Agreement, including any Company Security issued as a dividend or distribution on any such outstanding Company Securities, provided that such conversion, exchange, dividend or distribution is made in accordance with the rights, powers, privileges, terms or conditions applicable to such Company Securities; or

(c) in connection with any stock split, combination or exchange of Company Securities, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off or other reorganization approved by the Board, in any such case undertaken in compliance with the applicable provisions of the Company’s Charter Documents and this Agreement.

ARTICLE 5

RESTRICTIONS ON TRANSFER OF COMPANY SECURITIES

5.1 Transfer Restrictions. No Shareholder shall sell, assign, transfer or otherwise dispose of any of its Company Securities to any Person, whether a Shareholder or not, without the unanimous approval of the Board if such action would permit any other Person to accelerate or demand the payment of any indebtedness of the Company, and otherwise without complying with the other provisions of this Article 5. Any sale, assignment, transfer or other disposition of Company Securities made in violation of any provision of this Article 5 shall be null and void and shall not be recognized on the books and records of the Company or by any other Shareholder, and the Shareholder purporting to make any such violative sale, assignment, transfer or other disposition of Company Securities shall defend, indemnify and hold harmless the Company and each other Shareholder from and against any claims, demands, lawsuits, settlements or other liabilities arising as a result thereof (including, without limitation, any claims from the purported assignee of such Company Securities).

5.2 Right of First Offer. Except as expressly permitted by this Agreement and subject to Section 5.1, a Shareholder (for the purposes of this Article 5, each being an “Offeror”), if seeking to sell, assign, transfer or otherwise dispose of any Company Security to any Person (including any other Shareholder) must first deliver to each of TAVF and Cavco (for the purposes of this Article 5, each being an “Offeree”), an offer (the “Transfer Offer”) to sell such Company Securities (the “Offered Company Securities”) to the Offeree, which Transfer Offer must specify at a minimum:

(a) that the Transfer Offer is being made pursuant to the provisions of this Section 5.2;

(b) the type and number of Offered Company Securities that are the subject of the Transfer Offer;

(c) the sale price for the Offered Company Securities expressed in United States funds (which price, if there is more than one type of Offered Company Security, shall be broken down to reflect its allocation among the different Offered Company Securities), and the required terms of payment;

(d) the date of the Transfer Offer (the “Transfer Offer Date”), which shall be the date of delivery to the Offeree of the Transfer Offer;

(e) what minimum amount, if any, of the Offered Company Securities must be accepted by the Offeree in order for the Offeror to be required to sell the Offered Company Securities to the Offeree;

(f) the Offeror’s representation and warranty that it has full right, power, capacity and authority to sell the Offered Company Securities in the manner described in the Transfer Offer; and

(g) any other material terms and conditions of sale not inconsistent with the terms of this Agreement.

5.3 Offeree Acceptance of Transfer Offer. An Offeree may, by written notice delivered to the Offeror (with a copy concurrently delivered to each other Offeree), within thirty (30) days after the Transfer Offer Date, accept the Transfer Offer. If an Offeree fails to deliver its acceptance notice within the prescribed time, such Offeree shall be deemed to have rejected the Transfer Offer.

5.4 Binding Contract. Subject to Section 5.1, if within thirty (30) days after the Transfer Offer Date, the Offeree has delivered to the Offeror a notice of acceptance of the Transfer Offer in respect of some or all of the Offered Company Securities, then a binding contract of purchase and sale among the Offeror and the accepting Offeree shall come into effect in respect of all of the Offered Company Securities accepted by such Offeree; provided, however, that if the Offeror specified in the Transfer Offer a minimum number of Offered Company Securities that must be accepted for purchase under the Transfer Offer, such binding contract of purchase and sale shall only come into effect if at least such minimum number of Offered Company Securities have been accepted by the Offeree in its notice of acceptance.

5.5 Termination of Transfer Offer. If the Offeror specifies in the Transfer Offer a minimum number of Offered Company Securities that must be sold under the Transfer Offer, and such minimum number of Offered Company Securities is not accepted by the Offeree within thirty (30) days after the Transfer Offer Date, then:

(a) no contract of purchase and sale between the Offeror and the Offeree shall come into effect, and the Transfer Offer shall be deemed to be terminated;

(b) the Offeror may, for one hundred and twenty (120) days thereafter, sell, assign, transfer or otherwise dispose of all or a lesser number of the Offered Company Securities, but not less than any minimum number of Offered Company Securities to be sold that was specified in the Transfer Offer, to any Person for a price not less than and on other terms no more favorable to such Person than the terms contained in the Transfer Offer; provided that (i) if the Offeror is any Party other than Cavco, so long as Cavco owns at least twenty-five percent (25%) of the Shares, such sale, assignment and transfer may not be made to any Restricted Competitor without Cavco’s prior written consent (which Cavco may give or withhold in its sole discretion); and (ii) if the purchasing Person is not a Shareholder, such sale, assignment, transfer or disposition shall be subject to the provisions of Section 9.2; and

(c) if the Offered Company Securities are not sold, assigned, transferred or otherwise disposed of within such one hundred and twenty (120)-day period, the provisions of this Article 5 shall again become applicable to the sale, assignment, transfer or other disposition of the Offered Company Securities.

5.6 Sale Contract; Completion of Sale. In addition to the terms and conditions specified in the Transfer Offer, the following provisions shall apply to any contract of purchase and sale made between the Offeror and any Offeree in accordance with this Article 5:

(a) the completion date for the purchase and sale shall be determined by agreement of the Offeror and Offeree, but shall be not more than sixty (60) days after the Transfer Offer Date;

(b) on or before the date of completion of such sale and transfer, the Offeror shall cause to be discharged any and all encumbrances of and security interests in the Offered Company Securities being sold and transferred;

(c) on the date of completion of such sale and transfer, the Offeror shall deliver to each purchasing Offeree all stock certificates representing the Offered Company Securities being sold and transferred to such Offeree, duly endorsed for transfer or with duly executed stock powers or other assignment forms attached, as well as such other duly executed documents and instruments as such Offeree may reasonably require to evidence and give effect to the sale and transfer of such Offered Company Securities; and

(d) unless otherwise specified in the Transfer Offer, the full purchase price payable for the Offered Company Securities being sold and transferred shall be paid on such completion date by cashier’s check, bank draft or wire transfer of immediately available U.S. funds.

5.7 Permitted Transfers to Affiliates. Subject to Section 5.1 and 9.2, but notwithstanding any other provision of this Article 5, a Shareholder may assign and transfer any or all of its Shares to any Affiliate, including in the case of TAVF any other entity under common management with TAVF, without triggering the requirements of Section 5.2.

ARTICLE 6

TAG-ALONG AND DRAG-ALONG

6.1 Tag-Along. If, after complying with the provisions of Article 5, a Shareholder (a “Selling Shareholder”) intends to sell Company Securities to a Third Party (any of which for purposes of this Article 6, a “Purchaser”), whether in a single transaction or a series of related transactions, such Selling Shareholder shall promptly, and in any event within ten (10) Business Days after finalizing the terms of such intended sale (but before completing such sale), provide written notice (a “Tag-Along Notice”) of such sale to each other Shareholder (each a “Remaining Shareholder”), which notice shall state (i) the name of the Purchaser, including the identity of any parent company or other material Affiliate, (ii) the type and number of Company Securities to be sold, (iii) the purchase price for the Company Securities to be sold (expressed on an aggregate and a per-Company Security basis in United States funds) and the terms of payment of such purchase price, and (iv) the intended date of completion of such sale, after which the following procedure shall apply:

(a) The Remaining Shareholder shall have fifteen (15) days after receipt of a Tag-Along Notice to deliver to the Selling Shareholder a demand (a “Tag-Along Demand”) invoking the provisions of this Section 6.1.

(b) The delivery of a Tag-Along Demand by the Remaining Shareholder shall constitute an irrevocable and binding obligation of such Remaining Shareholder to sell its Company Securities of the same type(s) covered by the Tag-Along Notice pro rata to the Third Party on the same terms and conditions, mutatis mutandis, as set forth in the Tag-Along Notice and on such other applicable terms and conditions as are set forth in this Section 6.1.

(c) If the Selling Shareholder is selling all of its Company Securities to the Purchaser, then each Remaining Shareholder may include in the Tag-Along Notice a requirement that all Company Securities held by such Remaining Shareholder be purchased by the Purchaser, whether or not any of such Company Securities is of a different type than those being sold by the Selling Shareholder to the Purchaser. In such event, the purchase price for any such Company Security held by a Remaining Shareholder shall be the fair market value thereof, as determined by agreement of the Purchaser and such Remaining Shareholder or, if such agreement is not reached within ten (10) Business Days after delivery by the Remaining Shareholder of its Tag-Along Demand, by an independent valuator appointed by the Board of Directors of the Company, the fees of which shall be shared equally by the Purchaser and the Remaining Shareholder.

(d) The Selling Shareholder shall not complete the sale of its Company Securities to the Third Party unless:

(i) the Tag-Along Notice has been outstanding for at least fifteen (15) days before the date of completion of such sale, unless before the end of such period the Selling Shareholder has received Tag-Along Demands from any Remaining Shareholder,

(ii) if applicable, the fair market value of Company Securities of a type owned by a Remaining Shareholder and included in its Tag-Along Demand but not owned by the Selling Shareholder is determined in accordance with Section 6.1(c); and

(iii) the Purchaser completes the purchase of all Company Securities in respect of which each applicable Tag-Along Demand has been delivered within the prescribed time.

(e) The completion of the sale to the Purchaser of the Company Securities of each Remaining Shareholder that provides a Tag-Along Demand within the prescribed time shall take place concurrently with the sale of the Selling Shareholder’s Company Securities to the Purchaser.

(f) At or before the time of completion of the sale of its Company Securities, any Remaining Shareholder that provided a Tag-Along Demand within the prescribed time shall (i) cause to be discharged any and all encumbrances of, and security interests in, its Company Securities to be sold to the Purchaser, and (ii) deliver to the Purchaser, against payment for such Company Securities, all certificates representing such Company Securities, duly endorsed for transfer or with duly executed stock powers, assignments or other applicable instruments of transfer attached.

6.2 Drag-Along. If a Selling Shareholder that intends to sell all (but not less than all) of its Company Securities to a Purchaser holds more than sixty-six and two-thirds percent (66 2/3%) of the outstanding Shares on a fully-diluted basis, and it is a condition of the Purchaser for the completion of such sale that the Purchaser purchase all of the issued and outstanding Company Securities, then, subject to the provisions of this Section 6.2, the Selling Shareholder shall have the right to require each Remaining Shareholder to sell all (but not less than all) of its Company Securities to the Purchaser, such right to be exercised by delivery of a joint written notice (a “Drag-Along Notice”) from the Selling Shareholder and the Purchaser to each Remaining Shareholder, which notice shall state (i) the name of the Purchaser, including the identity of any parent company or other material Affiliate, (ii) that the Selling Shareholder is selling all of its Company Securities to the Purchaser, (iii) the purchase price for the Company Securities being sold (expressed on an aggregate and a per-Company Security basis in United States funds) and the terms of payment of such purchase price, and (iv) the intended date of completion of such sale, after which the following procedure shall apply:

(a) The Drag-Along Notice must be delivered at least fifteen (15) days before the closing date for the sale and purchase of the Selling Shareholder’s Shares.

(b) Subject to Section 6.2(c), The delivery of the Drag-Along Notice to the Remaining Shareholder shall constitute an irrevocable and binding obligation of the Remaining Shareholder to sell, and the Purchaser to purchase, all of the Remaining Shareholder’s Company Securities on the same terms and conditions, mutatis mutandis, as are applicable to the sale by the Selling Shareholder of its Shares to the Purchaser and on such other applicable terms and conditions as set forth in this Section 6.2(b).

(c) The purchase price for any type of Company Security held by a Remaining Shareholder that is not being sold by any Selling Shareholder shall be the fair market value thereof, as determined by agreement of the Purchaser and such Remaining Shareholder or, if such agreement is not reached within ten (10) Business Days after delivery by the Selling Shareholder(s) and the Purchaser of the Drag-Along Notice, as determined by an independent valuator appointed by the Board of Directors of the Company, the fees of which shall be shared equally by the Purchaser and the Remaining Shareholder.

(d) If the closing of any sale contemplated by this Section 6.2 (a “Drag Transaction”) shall not have occurred within ninety (90) days of the date of a Drag Along Notice, such Drag Along Notice shall be null and void and of no force and effect and all of the provisions of this Section 6.2 shall again become applicable to any proposed Drag Transaction.

(e) At or before the time of completion of the sale of the Company Securities of each Remaining Shareholder to the Purchaser, each Remaining Shareholder shall (i) cause to be discharged any and all encumbrances of, and security interests in, its Shares, and (ii) execute and deliver to the Purchaser, against payment for such Company Securities, all certificates representing such Company Securities, duly endorsed for transfer or with duly executed stock powers or other assignment forms attached, as well as such other duly executed documents and instruments as the Purchaser may reasonably require (subject to Section 6.2(b)) to evidence and give effect to the sale and transfer to it of such Shares.

(f) If, on the scheduled date for closing, any Remaining Shareholder fails to execute and deliver the documents and instruments contemplated in clause (ii) of Section 6.2(e), then, effective as of such scheduled date, such Remaining Shareholder hereby irrevocably appoints the Secretary of the Company or, in his absence or failure to act, the President of the Company as attorney and agent for, and in the name and on behalf of, such Remaining Shareholder to take possession of and execute and deliver to the Purchaser all such agreements, instruments and documents as the Purchaser may reasonably require to document and effect the sale to it of the Company Securities of such Remaining Shareholder, and such Remaining Shareholder hereby ratifies and confirms all that the Secretary or President of the Company may lawfully do or cause to be done by virtue of his appointment herein as the attorney and agent for the Remaining Shareholder for the limited purposes set forth in this Section 6.2(f). Such power of attorney is coupled with an interest and shall be irrevocable.

(g) Subject to Section 6.2(h), if any Remaining Shareholder does not complete the sale of its Company Securities, as described in Section 6.2(e), the Secretary or President of the Company (as applicable), acting on behalf of the Remaining Shareholder pursuant to the power of attorney provided for in Section 6.2(f), may complete such sale and do such other acts and things required of such Remaining Shareholder on behalf of such Remaining Shareholder, in which event:

(i) the Secretary or President of the Company (as applicable) shall, and is hereby irrevocably authorized to, register in the books and records of the Company the transfer of such Remaining Shareholder’s Company Securities to the Purchaser effective on the date fixed for completion of such sale;

(ii) effective as of the date fixed for completion of such sale, such Remaining Shareholder’s Company Securities and all of such Remaining Shareholder’s rights thereunder and therein shall be conclusively deemed to have been effectively assigned and transferred to the Purchaser;

(iii) each of the Secretary or President of the Company (as applicable) shall, and is hereby authorized to, have the proceeds of such sale made payable to the Company in trust for such Remaining Shareholder to be retained without interest accruing thereon until such Remaining Shareholder delivers to the Company (A) satisfactory evidence of the removal of any lien, encumbrance or other security interest in the Company Securities that were sold on its behalf to the Purchaser, and (B) certificates representing such Company Securities, which certificates and/or other documents shall be duly endorsed in blank by such Remaining Shareholder for transfer; and

(iv) promptly following receipt of the stock certificates referred to in Section 6.2(f)(iii), the Company shall deliver, and to the extent necessary, assign the applicable sale proceeds to such Remaining Shareholder.

(h) If a Remaining Shareholder cannot surrender a certificate representing its Company Securities due to such certificate being lost or destroyed, the provisions of Section 6.2(g)(iii) shall not apply if such Remaining Shareholder executes and delivers (i) to the Company and the Purchaser a lost certificate affidavit with respect to such Remaining Shareholder’s Company Securities covered by such certificate, together with a corresponding reasonable indemnity against claims made by third-parties alleging ownership of or other interests or rights in or to such Company Securities (in form and substance satisfactory to the Company and the Purchaser, acting reasonably), and (ii) to the Purchaser, the duly executed stock power or assignment form and other transfer documents referred to in clause (ii) of Section 6.2(e).

(i) Notwithstanding anything to the contrary in this Section 6.2, in the event the Purchaser is a Restricted Competitor and Cavco is the Remaining Shareholder, this Section 6.2 shall not apply to Cavco as a Remaining Shareholder and Cavco shall be under no obligation or requirement to sell any of its Shares to the Purchaser.

ARTICLE 7

PUT AND CALL RIGHTS

7.1 Trigger Period. For purposes of this Article 7, a “Triggering Period” shall mean any time after the Company has earned net income of at least $10 million in each of its two (2) most recently completed (consecutive) fiscal years, based on a March 31 fiscal year end (as net profits are reported either in the Company’s audited annual financial statements or, if permitted by GAAP, in the Company’s component portion of Cavco’s audited annual consolidated financial statements, which in either such case shall be prepared in accordance with GAAP). The Triggering Period shall commence on the date that the most recent audited annual financial statements described above showing the achievement of such net income are delivered to TAVF and Cavco and shall conclude on the later of (i) the immediately following October 31, or (ii) ninety (90) days after such date of delivery.

7.2 Put Right. At any time after the fifth (5th) anniversary of the date of closing of the Fleetwood Homes Transaction and/or during any Triggering Period, TAVF shall have the right (the “Put Right”) to require Cavco to purchase all, but not less than all, of TAVF’s Shares for the Fair Market Value thereof. Such Put Right shall be subject to the provisions of Section 7.4. TAVF shall exercise the Put Right (if at all) by delivery of written notice to Cavco (the “Put Notice”), which notice must state that TAVF is exercising its Put Right pursuant to this Section 7.2.

7.3 Call Right. At any time after the fifth (5th) anniversary of the date of closing of the Fleetwood Homes Transaction and/or during any Triggering Period, Cavco shall have the right (the “Call Right”) to require TAVF to sell to Cavco all, but not less than all, of TAVF’s Shares for the Fair Market Value thereof. Such Call Right shall be subject to the provisions of Section 7.4. Cavco shall exercise the Call Right (if at all) by delivery of written notice to TAVF (the “Call Notice”), which notice must state that Cavco is exercising its Call Right pursuant to this Section 7.3.

7.4 Method of Payment of Purchase Price.

(a) The purchase price payable by Cavco for the purchase of TAVF’s Shares pursuant to the valid exercise of a Put Right or a Call Right shall be paid by cashier’s check or wire transfer of immediately available funds in full at the closing of such purchase. Notwithstanding the foregoing, if, at the time of such purchase, Cavco’s common stock is listed or quoted for trading on the Nasdaq Stock Market or the New York Stock Exchange, then (i) in the case of TAVF’s exercise of its Put Right, Cavco may elect to pay, and (ii) in the case of Cavco’s exercise of its Call Right, TAVF may elect to receive, all or any portion of such purchase price in the form of shares of common stock of Cavco; provided, however, that the Shareholder making such election must notify the other Shareholder of such election in writing within ten (10) Business Days after the electing Shareholder’s receipt of the Put Notice or Call Notice, as applicable; provided, further, that Cavco may not pay any portion of such price in shares of Cavco common stock (regardless of whether TAVF or Cavco makes such election) if the issuance of such shares of common stock of Cavco to TAVF would result in the occurrence of any “triggering event” or be a deemed a “change of control” under any shareholder rights plan or agreement or “poison pill” of Cavco; and provided, further, that TAVF shall not be required to accept any payment in shares of common stock of Cavco, unless such payment would either be structured as a tax-free exchange of Cavco shares for TAVF’s Shares under the Internal Revenue Code of 1986, as amended (as confirmed by TAVF’s legal counsel) or made in a combined payment of cash and shares of common stock of Cavco in which the amount of cash paid by Cavco is sufficient to fund TAVF’s (or, as applicable, TAVF’s beneficial owners) United States federal, state and local tax liabilities related to TAVF’s sale of its Shares to Cavco (as determined by TAVF). If either Cavco or TAVF makes such election, the shares of Cavco common stock to be issued to TAVF shall be valued based on the average closing price of Cavco’s common stock on the Nasdaq Stock Market or the New York Stock Exchange (as applicable) for the sixty (60) most recent trading days preceding the date of such Shareholder’s delivery of its election to the other Shareholder.

(b) Any shares of common stock of Cavco issued to TAVF pursuant to Section 7.4(a) shall be freely tradable and free of any restriction, including being free from any restrictive legend, at the time of issuance. Notwithstanding any other provision of this Section 7.4, if, following Cavco’s exercise of its Call Right, TAVF elects to receive all or any portion of the purchase price for its Shares in the form of shares of common stock of Cavco, but Cavco does not expect to have freely tradable shares of its common stock available for issuance to TAVF at the time of closing of such purchase, TAVF shall have the option to receive the purchase price (i) in cash, (ii) in unregistered shares of Cavco common stock or (iii) in any combination of cash and unregistered shares of Cavco common stock.

7.5 Closing Procedures.

(a) Closing of the sale and transfer of TAVF’s Shares to Cavco pursuant to the valid exercise of a Put Right or Call Right shall occur at a mutually acceptable time at the Company’s main office not later than sixty (60) days after the date of delivery of the Put Notice or Call Notice, as applicable.

(b) At or before the time of completion of the sale and transfer of TAVF’s Shares to Cavco, TAVF shall (i) cause to be discharged any and all liens, encumbrances of, and security interests in, TAVF’s Shares and provide reasonable evidence of such discharge to Cavco (to the extent Cavco reasonably believes any such lien, encumbrance or other security interest exists).

(c) At the closing of such sale and transfer of TAVF’s Shares to Cavco, (i) subject to Section 7.5(e)(iii), Cavco shall pay to TAVF, by cashier’s check or wire transfer of immediately available funds and/or by the issuance of shares of Cavco common stock, if any, contemplated by Section 7.4, an amount equal to the Fair Market Value of TAVF’s Shares, and (ii) TAVF shall deliver to Cavco all stock certificates representing TAVF’s Shares, duly endorsed for transfer or with duly executed stock powers or other assignment forms attached, as well as such other duly executed documents and instruments as Cavco may reasonably require to evidence and give effect to the sale and transfer to it of TAVF’s Shares.

(d) If, on the scheduled date for closing, TAVF fails to execute and deliver the documents and instruments contemplated in clause (ii) of Section 7.5(c), then, effective as of such scheduled date, TAVF hereby irrevocably appoints the Secretary of the Company or, in his absence or failure to act, the President of the Company, as attorney and agent for, and in the name and on behalf of, TAVF to prepare, take possession of and execute and deliver to Cavco all such agreements, instruments and documents as Cavco may reasonably require to document and effect the sale to it of TAVF’s Shares, and TAVF hereby ratifies and confirms all that the Secretary or President of the Company may lawfully do or cause to be done by virtue of his appointment herein as the attorney and agent for TAVF for the limited purposes set forth in this Section 7.5(d). The foregoing power of attorney is coupled with an interest and may not be revoked in any manner or for any reason.

(e) Subject to Section 7.5(f), if TAVF does not complete the transfer to Cavco of TAVF’s Shares, as described in Section 7.5(c), the Secretary or President of the Company, acting on behalf of TAVF pursuant to the power of attorney provided for in Section 7.5(d), may complete such sale and do such other acts and things required of TAVF on its behalf, in which event:

(i) the Secretary or President of the Company (as applicable) shall, and is hereby irrevocably authorized to, register in the books and records of the Company the transfer of the TAVF’s Shares to Cavco effective on the date fixed for completion of such sale;

(ii) effective as of the date fixed for completion of such sale, TAVF’s Shares and all of TAVF’s rights thereunder and therein shall be conclusively deemed to have been effectively assigned and transferred to Cavco, and the certificate(s) representing TAVF’s Shares shall be cancelled (with such cancellation recorded in the minute book or other corporate records of the Company);

(iii) notwithstanding the use of the power of attorney referred to in Section 7.5(d) to execute and deliver the transfer documents for the sale of TAVF’s Shares to Cavco, Cavco is hereby authorized to have the purchase price for TAVF’s Shares made payable to the Company, to be held by the Company in trust for TAVF without interest accruing thereon until TAVF delivers to Cavco or the Company (A) satisfactory evidence of the removal of any lien, encumbrance or other security interest in TAVF’s Shares (to the extent Cavco reasonably believes such lien, encumbrance or other security interest exists), and (B) the stock certificate(s) representing TAVF’s Shares; and

(iv) promptly following its receipt of the certificate(s) and lien removal documentation (if any) referred to in Section 7.5(e)(iii), the Company shall deliver to TAVF the purchase price paid by Cavco for TAVF’s Shares.

(f) If TAVF cannot surrender a stock certificate representing TAVF’s Shares due to such certificate being lost or destroyed, the provisions of Section 7.5(e) shall not apply if TAVF executes and delivers (i) to the Company and Cavco a lost certificate affidavit with respect to TAVF’s Shares covered by such certificate, together with a corresponding indemnity against claims made by third-parties alleging ownership of or other interests or rights in or to TAVF’s Shares (in form and substance satisfactory to the Company and Cavco, acting reasonably), and (ii) to Cavco, the duly executed stock power or assignment form and other transfer documents referred to in clause (ii) of Section 7.5(c).

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality.

(a) Each Shareholder hereby acknowledges and agrees that, through its ownership and/or governance of the Company, such Shareholder shall have access to and become familiar with information relating to the Company, some of which may be proprietary or competitively sensitive (collectively the “Confidential Information”), including (without limitation) the following documents, materials and information related to the Company: (i) actual and prospective customer and supplier lists and customer information, current and anticipated customer requirements, price lists, proprietary market studies and business plans; (ii) research and development plans, activities and results; (iii) trade secrets, proprietary technology and other non-public intellectual property; (iv) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (v) employee training techniques and materials and personnel files; and (vi) regulatory filings, submissions and correspondence.

(b) Each Shareholder hereby acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company and its business. Accordingly, subject to the provisions of Section 8.1(c), each Shareholder hereby covenants and agrees that such Shareholder shall not, nor shall such Shareholder cause or permit any Affiliate to, directly or indirectly, disclose to any Person other than its advisors or use for any purpose other than the conduct of the Company’s business any Confidential Information. Notwithstanding anything in this Agreement to the contrary, Cavco acknowledges that TAVF shall not be deemed to be misappropriating the Confidential Information (or violating any other obligation to Cavco under this Agreement) solely by virtue of TAVF or any of its Affiliates engaging in transactions in securities of any issuers or other financial instruments directly or on behalf of funds or accounts that TAVF manages or that are under common management with TAVF while in possession of the Confidential Information.

(c) The provisions of Section 8.1(b) shall not apply to (i) information that is generally known to, and available for use by, the public other than as a result of the breach by a Shareholder of this Agreement or any other agreement pursuant to which such Shareholder or any Affiliate thereof owes any duty of confidentiality to the Company, (ii) information that is required to be disclosed pursuant to applicable law, rule, regulation or legal process (including in connection with any tax filings), (iii) disclosure by a Shareholder that is reasonably necessary for such Shareholder to enforce its rights or satisfy and perform its covenants and obligations under this Agreement, or (iv) information that is independently developed by such Shareholder or its Affiliates or advisors without reference to or reliance on any Confidential Information. If a Shareholder or any Affiliate or agent thereof becomes compelled by applicable law, rule, regulation or legal process to disclose any Confidential Information, such Shareholder if permitted shall provide the Company and each other Shareholder with prompt written notice of such requirement so that the Company may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to the Company, then the Shareholder giving such notice shall use commercially reasonable efforts at the Company’s expense to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and shall use commercially reasonable efforts at the Company’s expense to obtain assurances that confidential treatment shall be given to such Confidential Information.

(d) Except as may be required by applicable law (including the rules and regulations of any stock exchange or automated dealer quotation system), neither Cavco nor TAVF nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior approval of the other Party. If any disclosure (including, but not limited to, any press release, public announcement or regulatory filing) is required by any applicable law (including the rules and regulations of any stock exchange or automated dealer quotation system) to be made by Cavco or TAVF, and such disclosure contains any information regarding the other such Party or any of its Affiliates, then prior to making such disclosure, the disclosing Party shall deliver a draft of such announcement to the other such Party and shall give the other such Party reasonable opportunity to comment thereon; provided, however, that such review and comment period shall not require the disclosing party to delay any required disclosure beyond the deadline required for such disclosure.

ARTICLE 9

MISCELLANEOUS

9.1 Information Rights. Until TAVF and Cavco otherwise agree in writing, as long as TAVF or Cavco holds at least twenty percent (20%) of the outstanding Shares, the Company shall deliver to such Shareholder weekly sales reports, monthly financial statements and quarterly operating reports, and annual audited financial statements prepared in accordance with GAAP, which annual audited financial statements shall either be stand-alone Company audited financial statements or, if permitted under GAAP, the Company’s component portion of Cavco’s annual audited consolidated financial statements.

9.2 Extension of Application of Shareholder Agreement. No sale, assignment, transfer or other disposition of Shares made by any Shareholder, whether pursuant to this Agreement or otherwise, to any Person that is not a Shareholder shall be valid, unless and until such Person enters into an agreement directly with the Company and the Shareholders pursuant to which such Person agrees to become bound by and subject to this Agreement as a “Shareholder”, unless such purchaser, assignee or transferee acquires all of the Company’s issued and outstanding Shares. If TAVF or Cavco assigns at least eighty percent (80%) of its Shares to any Person (or Affiliated Persons) in accordance with the provisions of this Agreement, such assigning Shareholder shall be entitled to include in such assignment the transfer of such assigning Shareholder’s rights, privileges and protections that are granted exclusively to such Shareholder under this Agreement or the Management Agreement; provided, that following any such transfer, the assigning Shareholder shall cease to have such rights.

9.3 Restrictive Legend on Certificates. Each Shareholder understands and acknowledges that, as long as this Agreement is in effect, any certificate representing Shares held by such Shareholder shall bear the following legend, or a legend of similar substance and effect:

The securities represented by this certificate are subject to, and may be transferred only in accordance with, the provisions of that certain Shareholders’ Agreement dated as of August     , 2009 by and among FH Holding, Inc. and its shareholders, a copy of which is on file in the principal office of FH Holding, Inc.

9.4 Additional Shares. Each Shareholder hereby agrees that any Shares hereafter acquired by such Shareholder or any of its Affiliates shall be automatically subject to the provisions of this Agreement without further action of the Company or the Shareholder (or Affiliate) acquiring such Shares.

9.5 Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the facsimile number specified or referred to below and written confirmation of successful transmission is received by the notifying Party, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(a) If to the Company, addressed to it at:

1001 North Central Avenue, Suite 800

Phoenix, Arizona 85004-1935

Attention: James P. Glew, Esq.

Facsimile: (602) 256-6189

(b) If to any Shareholder, to the address of that Shareholder noted on Schedule A hereto or, in the case of any Shareholder that is not an original signatory to this Agreement, to the address noted on the agreement referred to in Section 9.2 pursuant to which such Shareholder agrees to be bound by this Agreement.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other written means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered to it by giving each other Party notice in the manner herein set forth.

9.6 Governing Law. Except for federal securities laws (including the Securities Act and the Exchange Act) and any other state securities laws which may be applicable to any issuance, sale or resale of Company Securities, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

9.7 Dispute Resolution.

(a) If a dispute or difference among or between any of the Parties arising out of or in connection with this Agreement, and if the dispute or difference cannot be settled through negotiation, the Parties involved with such dispute agree first to try in good faith to settle the dispute by private mediation. The mediation will be conducted in Wilmington, Delaware in accordance with the American Arbitration Association (“AAA”) Commercial Mediation Rules then in effect, or on such other mediation rules as such Parties may mutually agree. The mediator will be chosen by mutual agreement of the Parties involved with such dispute within twenty-one (21) days after written notice by any such Party demanding mediation is given to the other applicable Parties. If the Parties involved with such dispute cannot agree on a mediator, then any such Party may initiate mediation with the AAA and the mediator shall be selected in accordance with the AAA Commercial Mediation Rules then in effect. The fees for the mediation will be borne equally by the Parties.

(b) In the event a dispute among or between any of the Parties is not resolved through mediation as contemplated in Section 9.7(a), each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States District Courts located in the County of Kent for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of any process, summons, notice or document by mail to the address of each party set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against such party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Delaware or the United States District Courts located in the County of Kent, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED BY EACH PARTY HERETO.

(c) Any Party may file a copy of this Section 9.7 with any mediator or court as written evidence of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 9.7.

9.8 Specific Performance; Waiver; Remedies Cumulative. Each Shareholder shall be entitled to enforce its or his rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. The rights and remedies of the Parties hereunder are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

9.9 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect the construction or interpretation of any provision hereof. Any reference herein to an “Article” or “Section” means the corresponding Article or Section of this Agreement. References herein to any gender includes the other gender and the neuter, as applicable. This Agreement was negotiated by the Parties with the benefit of legal representation on both sides, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

9.10 Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder shall be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by either Party of any action, covenant, agreement, obligation or notice hereunder shall mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at 5:00 p.m. (Arizona time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by either Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day following such date.

9.11 Severability. If any provision of this Agreement, or the application of any such provision to any person, entity or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the Parties shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby. Without limiting the foregoing, the covenants and obligations contained in this Agreement shall be construed as separate covenants and obligations, covering their respective subject matters. Each breach of a covenant or obligation set forth in this Agreement shall give rise to a separate and independent cause of action.

9.12 Entire Agreement; Modification. This Agreement (including the Schedules attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made between the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended only by a written agreement of the Company and each Shareholder.

9.13 Assignments; Successors; No Third-Party Rights. No Shareholder may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of the Company and each other Shareholder. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assign pursuant to this Section 9.13.

9.14 Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Shareholders’ Agreement on the date first written above.

FH Holding, Inc., a Delaware corporation

/s/ Joseph H. Stegmayer
Joseph H. Stegmayer
President

Cavco Industries, Inc., a Delaware corporation	Third Avenue Trust, a Delaware business trust, on behalf of Third Avenue Value Fund

/s/ Joseph H. Stegmayer	/s/ Vincent J. Dugan
Joseph H. Stegmayer	Vincent J. Dugan
President and Chief Executive Officer	Chief Financial Officer

SCHEDULE A

SHAREHOLDERS

Name of Shareholder & Address	Number of Shares Held

Cavco Industries, Inc. 1001 North Central Avenue, Suite 800 Phoenix, Arizona 85004-1935 Attention: James P. Glew, General Counsel Facsimile: (602) 256-6189	500 (common)

Third Avenue Trust, on behalf of Third Avenue Value Fund 622 Third Avenue, 32nd Floor New York, NY 10017 Attention: Jim Hall, General Counsel Fax: (212) 735-0003	500 (common)

SCHEDULE B

FAIR MARKET VALUE CALCULATION METHODOLOGY

The Company’s fair market value, as measured on the date of delivery of the Put Notice or Call Notice (as applicable), shall be equal to (a) six (6) times the Company’s average annual EBITDA (earnings before interest, taxes, depreciation and amortization) for its two (2) most recently completed fiscal years, based on March 31 fiscal year end annual audited financial statements (which shall either be stand-alone Company audited financial statements or, if permitted under GAAP, the Company’s component portion of Cavco’s audited annual consolidated financial statements which, in either case shall be prepared in accordance with GAAP), (b) plus or minus (as applicable) the amount by which the sum of the Company’s cash and cash equivalents plus inventory finance loan receivables, net of reasonable allowances for doubtful accounts, exceeds Company Debt (including short- and long-term portions thereof) as of the most recent fiscal year end annual audited financial statements (which shall either be stand-alone Company audited financial statements or, if permitted under GAAP, the Company’s component portion of Cavco’s audited annual consolidated financial statements which, in either case shall be prepared in accordance with GAAP), (c) minus the amount of the Company’s average monthly positive net working capital (if any) for the most recently completed twelve (12)-month period preceding the date of such calculation (but excluding from such net working capital calculation the above noted cash, inventory finance loan receivables and short-term portions of Company Debt).

[Example Omitted]

For purposes of this Schedule B, the term “Company Debt” means, without duplication, (i) all obligations of the Company for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Company upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practice), (iv) all obligations of the Company under conditional sale or other title retention agreements relating to any property purchased by the Company, (v) all obligations of the Company incurred or assumed as the deferred purchase price of property or services (excluding obligations of the Company to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), and (vi) all lease obligations of the Company capitalized on the books and records of the Company. Company Debt does not include contingent repurchase obligations or commitments under non-cancelable operating leases.

If Cavco and TAVF disagree as to the calculation of Fair Market Value, they shall jointly select an Independent Accounting Firm (as defined below) to review each Shareholder’s calculation of the Fair Market Value. Each Shareholder agrees that it shall not, and shall cause its Affiliates to not, engage, or agree to engage the Independent Accounting Firm to perform any services other than as the Independent Accounting Firm pursuant hereto until the calculation of the Fair Market Value of the Company has been finally determined. Each party hereto agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. Each Shareholder will provide the Independent Accounting Firm with a written submission summarizing its good faith calculation of the Fair Market Value, and the Independent Accountant must decide to adopt in its entirety the submitted position it believes to be most accurate, but may not adopt any other position. The Independent Accounting Firm’s decision will be accompanied by a reasoned opinion taking into account all relevant circumstances. The decision of the Independent Accounting Firm in choosing either the Shareholder’s position, but no other position, will be final and binding on the Shareholders. The Shareholder whose position is not chosen by the Independent Accounting Firm shall pay one-hundred percent (100%) of the fees and expenses of the Independent Accounting Firm. For purposes of this Schedule B, “Independent Accounting Firm” means any accounting firm of regional or national recognition that has not provided any services to Cavco or TAVF in the three years prior to such Independent Accounting Firm’s engagement pursuant to this Schedule B.